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The Valspar Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 27, 2008

The annual meeting of stockholders of The Valspar Corporation will be held at the Guthrie Theater, 818 South 2nd Street, Minneapolis, Minnesota 55415 on Wednesday, February 27, 2008 at 11:00 A.M., for the following purposes:

1.	To elect three directors (Class I) for a term of three years;
2.	To ratify the appointment of the independent registered public accounting firm to examine the Corporation’s accounts for the fiscal year ending October 31, 2008; and
3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on December 31, 2007 are entitled to notice of and to vote at the meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 26, 2007 also accompanies this Notice.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Material:
January 18, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held February 27, 2008.
The following materials, also included with this Notice, are available for view on the Internet:
   Proxy Statement for the Annual Meeting of Stockholders
   Annual Report to Shareholders, including Form 10-K for the year ended October 26, 2007
To view the Proxy Statement or Annual Report to Shareholders, visit: http://mellon.mobular.net/mellon/val.

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet – Telephone – Mail

The Valspar Corporation

1101 Third Street South
P.O. Box 1461
Minneapolis, Minnesota 55440

PROXY STATEMENT
Annual Meeting of Stockholders
February 27, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Corporation’s Board of Directors. A stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

Registered stockholders may vote in one of three ways: by completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, letter or other means at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of common stock.

If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the Delaware General Corporation Law, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

PROPOSAL NUMBER ONE

Election of Directors

In accordance with the Corporation’s By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class I directors will expire at the annual meeting in 2008. The Board of Directors has nominated Janel S. Haugarth, William L. Mansfield and Richard L. White for re-election as Class I directors. Thomas R. McBurney, presently a Class I director, is not standing for re-election and will retire from the Board, following 20 years of service, immediately prior to the 2008 Annual Meeting of Stockholders. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class I below, to hold office until the annual meeting in 2011 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS I Nominees for Term Expiring in 2011

William L. Mansfield Director since 2005 Age — 59	Chairman, President and Chief Executive Officer, The Valspar Corporation
Mr. Mansfield has held his present position as Chairman since August 2007 and President and Chief Executive Officer since February 2005. Prior to 2005, Mr. Mansfield served as Executive Vice President and Chief Operating Officer since April 2004. Prior to 2004, Mr. Mansfield served as Executive Vice President – Architectural, Packaging and Specialty Coatings since January 2002.

Janel S. Haugarth Director since June 2007 Age — 52	Executive Vice President; President and Chief Operating Officer, Supply Chain Services, SUPERVALU INC.
Ms. Haugarth has held her present positions as Executive Vice President; President and Chief Operating Officer, Supply Chain Services, of SUPERVALU INC., which operates retail food stores and provides food distribution and other supply chain services, since May 2006. Prior to 2006, Ms. Haugarth served as Senior Vice President; President and Chief Operating Officer, Supply Chain Services, SUPERVALU INC. since May 2005. Prior to 2005, Ms. Haugarth served as Region President, Northern and Northwest Regions of SUPERVALU INC. since October 2000.

Richard L. White, Ph.D. Director since 2000 Age — 68	Former Executive Vice President, Bayer Corporation
Dr. White retired as Executive Vice President of Bayer Corporation in November 1999. Prior to 1999, Dr. White served as Executive Vice President since July 1991.

CLASS II Directors Continuing in Office Until 2009

John S. Bode Director since 2005 Age — 59	Retired Partner, KPMG LLP
Mr. Bode retired as Partner from KPMG LLP in January 2005. Mr. Bode was elected to the partnership in 1981. Prior to his retirement, Mr. Bode served as a Global Lead Partner. Mr. Bode currently provides various consulting services to certain companies and organizations. Mr. Bode is also a director of Titan Machinery Inc.

Susan S. Boren Director since 1991 Age — 60	Partner, SpencerStuart
Ms. Boren has been a Managing Partner – Minneapolis office of SpencerStuart, an executive search firm, since May 1998.

Jeffrey H. Curler Director since 1997 Age — 57	Chairman and Chief Executive Officer, Bemis Company, Inc.
Mr. Curler has held his present position as Chairman of Bemis Company, Inc., a manufacturer of flexible packaging products and pressure sensitive materials, since May 2005 and Chief Executive Officer since May 2000. Mr. Curler previously served as President from May 1996 through July 2007. Mr. Curler is also a director of Bemis Company, Inc.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

Stephen D. Newlin Director since June 2007 Age — 54	Chairman, President and Chief Executive Officer, PolyOne Corporation
Mr. Newlin has held his present positions as Chairman, President and Chief Executive Officer of PolyOne Corporation, a global provider of specialized polymer materials, services and solutions, since February 2006. Prior to 2006, Mr. Newlin served as President – Industrial Sector of Ecolab, Inc., a global developer and marketer of cleaning and sanitizing specialty chemicals, products and services, since 2003. Mr. Newlin served as President and a director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and was Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin is also a director of PolyOne Corporation and Black Hills Corporation.

CLASS III Directors Continuing in Office Until 2010

Charles W. Gaillard Director since 1999 Age — 67	Retired President, General Mills, Inc.
Mr. Gaillard retired as President of General Mills, Inc. in October 1999. Prior to 1999, Mr. Gaillard served as President since May 1995 and Vice Chairman since December 1993.

Mae C. Jemison, M.D. Director since 2002 Age — 51	President, BioSentient Corporation
Dr. Jemison has been President and founder of BioSentient Corporation, a medical devices company specializing in ambulatory physiologic monitoring, since December 2000. She has also been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. Dr. Jemison founded and directs The Earth We Share, an international science camp for students ages 12-16 worldwide. She was A.D. White Professor At-Large at Cornell University and Professor Environmental Studies at Dartmouth College. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavour Flight in September 1992. Dr. Jemison is also a director of Scholastic, Inc., a publishing company and Kimberly-Clark Corporation and a member of the Institute of Medicine of the National Academy of Sciences.

Gregory R. Palen Director since 1992 Age — 52	Chairman, Spectro Alloys Corporation Chief Executive Officer, Palen/Kimball Company
Mr. Palen has held his present position as Chairman of Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1989. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also the non-executive Chairman of Polaris Industries Inc. and serves as a director of various private companies and non-profit organizations.

CORPORATE GOVERNANCE

Board Committees

The standing committees of the Board of Directors for 2007 were as follows:

Name of Committee	Membership

Executive Committee	Susan S. Boren, William L. Mansfield and Thomas R. McBurney — Chair
Audit Committee	John S. Bode — Chair, Susan S. Boren, Jeffrey H. Curler, Janel S. Haugarth, Mae C. Jemison, Thomas R. McBurney and Richard L. White
Compensation Committee	Susan S. Boren, Charles W. Gaillard, Thomas R. McBurney, Stephen D. Newlin and Gregory R. Palen — Chair
Governance Committee	John S. Bode, Susan S. Boren, Jeffrey H. Curler, Charles W. Gaillard, Janel S. Haugarth, Mae C. Jemison, Thomas R. McBurney — Chair, Stephen D. Newlin, Gregory R. Palen and Richard L. White

The Board of Directors met six times during fiscal 2007.

The Executive Committee took corporate action once during the fiscal year when the Board was not in session.

The Audit Committee held four meetings during the fiscal year. The Audit Committee Chair also held one teleconference and three meetings with management and the Independent Auditors prior to quarterly earnings releases. The duties and activities of the Audit Committee are described in the Audit Committee Report on page 7. Ms. Boren, Ms. Haugarth, Dr. Jemison and Messrs. Bode, Curler, McBurney and White comprise the Audit Committee. All members of the Audit Committee are “independent” under the applicable listing standards of the New York Stock Exchange (NYSE) and the requirements for audit committee independence under Rule 10A-3 under the Securities Exchange Act of 1934. The Board has determined that each Audit Committee member is financially literate and has determined that at least two members of the Audit Committee, John S. Bode and Jeffrey H. Curler, qualify as “audit committee financial experts” and are each independent of management as defined in Item 401(h)(2) of Regulation S-K.

The Compensation Committee is responsible for all matters relating to compensation of senior management and directors and for adoption and administration of employee compensation and benefit plans. All members of the Compensation Committee are independent under the applicable listing standards of the NYSE. The Compensation Committee held six meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

The Compensation Committee may not delegate its responsibility of overseeing executive officer and director compensation, but may, and has, delegated to management certain administrative aspects of our compensation plans which do not involve setting compensation levels for executive officers and directors. Additional information on the role of management and compensation consultants in our compensation process is contained in the Compensation Discussion and Analysis beginning on page 7.

The Corporate Governance Committee (the “Governance Committee”) held six meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, reviewed succession plans, considered nominations for Board membership and considered other matters related to corporate governance. All members of the Governance Committee are independent under the applicable listing standards of the NYSE.

During fiscal 2007, each director attended 75% or more of the meetings of the Board and of the committees on which the director served.

Director Nomination Process

The Corporation’s Board of Directors has adopted a formal process by which individuals are reviewed for possible nomination to the Corporation’s Board of Directors. Under this process, the Governance Committee will consider nominees for Board membership submitted by stockholders. Any stockholder recommendation should be submitted in writing to the Corporation in care of the Corporate Secretary at

1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Any such recommendation by a stockholder shall be referred to the Governance Committee, and the Governance Committee, in consultation with the Corporation’s General Counsel, will review the nomination in accordance with the Corporation’s Board Candidate Review and Nomination Process, certificate of incorporation, by-laws and applicable laws and regulations. The Governance Committee considers general business experience, industry experience, track record as a director of other companies, probable tenure if elected and other factors as relevant in evaluating Board nominees.

When the Board considers an individual for possible nomination to the Board, the Governance Committee, in consultation with the Corporation’s Chief Executive Officer, will prepare a profile of a candidate expected to provide the most meaningful contribution to the Board as a whole. The Governance Committee (or a subcommittee designated by the Governance Committee) will normally consider all of the following: (a) the candidate’s skills, experience and other relevant biographical information, (b) the candidate’s general interest in serving a public corporation, (c) the candidate’s ability to attend Board and committee meetings and (d) any potential concerns regarding independence or conflicts of interest.

Following the initial screening, if the Governance Committee approves a candidate for further review, the Governance Committee will establish an interview process for the candidate. It is expected that at least a majority of the members of the Governance Committee, along with the Corporation’s Chief Executive Officer, would interview each candidate. At the same time, the Governance Committee, assisted by the Corporation’s General Counsel, will conduct a comprehensive conflict-of-interest assessment for the candidate. The Governance Committee will then consider reports of the interviews and the conflicts-of-interest assessment and determine whether to recommend the candidate to the full Board of Directors. A subcommittee of the Governance Committee, management representatives designated by the Governance Committee and a search firm selected by the Governance Committee may assist with the process. Any nominee recommended by a stockholder would be subject to the same process.

The two directors elected in June 2007, Ms. Haugarth and Mr. Newlin, were recommended to the full Board by the Governance Committee after the process described above. The candidates were originally identified by a subcommittee of the Governance Committee consisting of Mr. McBurney, Ms. Boren and Mr. Palen.

Director Independence

The Board annually reviews all relationships that directors have with the Corporation to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory, or other compensatory fee (other than director fees) from the Corporation, are not an affiliated person of the Corporation or its subsidiaries and are independent within the meaning of applicable laws, regulations and the NYSE listing requirements. The independent members of the Board meet regularly without any members of management present. In accordance with our Corporate Governance Guidelines, Mr. McBurney, as Governance Chair, presides at executive sessions. Only independent directors serve on our Audit, Compensation and Governance Committees.

The Board has determined that a majority of the members of the Board are considered “independent” under applicable NYSE listing standards. The members of the Board deemed independent are John S. Bode, Susan S. Boren, Jeffrey H. Curler, Charles W. Gaillard, Janel S. Haugarth, Mae C. Jemison, Thomas R. McBurney, Stephen D. Newlin, Gregory R. Palen and Richard L. White. Mr. Newlin is the Chairman, President and Chief Executive Officer of PolyOne Corporation, which supplies certain products to the Corporation. See “Certain Transactions.” The Board considered this relationship in determining that Mr. Newlin is independent.

Shareholder Communications with Certain Directors

The Chair of the Governance Committee, currently Mr. McBurney, presides at regularly scheduled executive sessions of the non-management directors. Stockholders wishing to contact the presiding director or the non-management directors as a group may do so by writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address.

Public Availability of Documents

The charters of the Governance, Audit and Compensation Committees and the Principles of Corporate Governance are available on the “Investors – Corporate Governance” section of the Corporation’s website at www.valsparglobal.com and in print to any stockholder who requests a copy. Requests for copies should be directed to Corporate Secretary, The Valspar Corporation, 1101 Third Street South, Minneapolis, MN 55415.

The Corporation’s Code of Ethics and Business Conduct is available on the “Investors – Corporate Governance” section of our website at www.valsparglobal.com and in print to any stockholder who requests a copy. Requests for copies should be directed to Corporate Secretary, The Valspar Corporation, 1101 Third Street South, Minneapolis, MN 55415. Our Code of Ethics and Business Conduct applies to all of our employees, including our CEO, Chief Financial Officer and Principal Accounting Officer, and to our directors. If our Board of Directors grants any waivers of, or amendments to, the Code of Ethics and Business Conduct to any of our directors or executive officers, the Corporation will disclose these matters through its website.

The Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, are available on the “Investors – Financial Information” section of the Corporation’s website at www.valsparglobal.com the same day the reports are filed with the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the Securities and Exchange Commission (“SEC”) certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 26, 2007, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted a written Related Person Transaction Policy. This policy is intended to supplement, and not to replace or supersede, the provisions of any other corporate policy, including but not limited to the Corporation’s Principles of Corporate Governance and Code of Ethics and Business Conduct. The Related Person Transaction Policy is available on the “Investors – Corporate Governance” section of our website at www.valsparglobal.com, as Exhibit 11 to the Principles of Corporate Governance. The Audit Committee is responsible for reviewing and approving all related person transactions and has additionally adopted standing pre-approvals for certain categories of transactions with related persons:

•	Certain transactions with other companies. Any transaction with another company in which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $500,000 or 1% of that company’s or the Corporation’s total annual revenues.
•	Transactions where all shareholders receive proportional benefits. Any transaction where the Related Person’s interest arises solely from the ownership of the Corporation’s common stock, and all holders of the Corporation’s common stock received the same benefit on a pro rata basis (e.g. dividends).
•	Transactions not exceeding $100,000. Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $100,000, when aggregated with all similar transactions.

In June 2007, Stephen D. Newlin was elected as a member of the Board of Directors of the Corporation. Mr. Newlin is the Chairman, President and Chief Executive Officer of PolyOne Corporation (“PolyOne”), which supplies certain products to the Corporation. In the fiscal year ended October 26, 2007, PolyOne sold products to the Corporation with an aggregate purchase price of approximately $8 million. The Governance Committee and the Board of Directors reviewed these transactions in connection with Mr. Newlin’s election to the Board in June 2007 and determined that they did not affect Mr. Newlin’s independence. Pursuant to the Related Person Transaction Policy, the Audit Committee reviews these transactions annually to determine that they are within the Committee’s guidelines and that they remain appropriate.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director of Internal Audit) and Ernst & Young LLP, the Corporation’s independent registered public accounting firm (“Independent Auditors”).

The Audit Committee held meetings with the Corporation’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation’s internal controls, the overall quality of the Corporation’s financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees) (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations.

With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2008 fiscal year and (ii) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended October 26, 2007 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS

John S. Bode, Chair Susan S. Boren Jeffrey H. Curler Janel S. Haugarth	Mae C. Jemison Thomas R. McBurney Richard L. White

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the following Compensation Discussion and Analysis section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2007 and this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS

Susan S. Boren Charles W. Gaillard Thomas R. McBurney	Stephen D. Newlin Gregory R. Palen, Chair

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

This discussion and analysis describes our compensation objectives and the elements of our compensation programs for executive officers for the year ended October 26, 2007 (“fiscal 2007”). The broad objectives of our executive compensation programs are to:

1       Pay for objective financial performance

2       Align the interests of executives and stockholders

3       Attract and retain qualified, experienced executives

In August 2007, in order to align better the executive compensation program with our compensation objectives, the Committee adopted a number of amendments to the executive compensation program. These amendments will be implemented fully in the year ending October 31, 2008 (“fiscal 2008”) and are described starting on page 15. The compensation tables starting on page 17 reflect executive compensation for fiscal 2007, prior to the full implementation of the amendments.

Compensation Program Objectives

Pay for Performance.       A significant portion of the compensation for each named executive is based on performance against pre-established financial objectives. Key elements of compensation that depend on performance include:

•	Annual Incentive Bonus — based on performance against goals for financial measures (such as growth in net sales, net income and pre-tax return on capital) established in the first quarter of the fiscal year
•	Restricted Stock — for years through fiscal 2007, based on a percentage of the named executive’s annual cash bonus and thus the same performance goals as the annual cash bonus
•	LTIP — long term incentive plan with payouts based on earnings per share goals over a 3-year period. As a result of the recent amendments to the compensation program, no further LTIP awards will be made. However, executives were granted LTIP awards in fiscal 2007 (November 2006) and received payouts for fiscal 2007 under the fiscal 2005 LTIP award. The executives will continue to receive payouts under the fiscal 2006 and 2007 awards in 2008 and 2009, if the earnings per share goals are achieved

Alignment with Stockholder Interests.       We want our executives to have a significant personal financial stake in the value of the common stock of the company. The stock options and restricted stock we grant align directly the interests of our executives and stockholders, as these grants to the named executives increase in value as our stock price increases. We also have stock ownership guidelines that apply to the named executives.

Other types of awards increase this alignment indirectly. Annual incentive bonuses and restricted stock awards to named executives are earned based on achievement of financial performance measures (such as growth in net sales, net income and pre-tax return on capital). We believe that superior performance on these measures increases stockholder value over the long term. Payouts to the named executives under the LTIP are based on achievement of earnings per share goals over a three-year period. Earnings per share is a fundamental measure of performance that aligns with stockholder interests.

We have agreements with the named executives that would compensate them after a change of control, such as an acquisition or merger in which Valspar is not the surviving company. Outstanding stock options and restricted stock awards vest immediately upon a change in control. The cash payment obligation under each executive’s change in control agreement features a “double trigger,” under which the change in control must be followed by a termination without cause by the company or for good reason by the executive. These agreements reduce the likelihood of an executive leaving the company due to uncertainty surrounding an acquisition, which could serve to reduce management disruption and increase the value of the company to a potential acquirer. These agreements also help the named executives stay focused on maximizing shareholder value, without the distraction caused by the prospect of losing their compensation upon a change of control.

Attract and Retain Management.       Our compensation programs are intended to attract qualified executives and to promote retention of our experienced management team. The five executives identified in the Summary Compensation Table on page 17 (referred to as our “named executives”) have a combined total of more than 108 years of service with Valspar, during which they have held different positions and have been promoted to increasing levels of responsibility.

The Committee performs periodic assessments of the competitive nature of the different elements of our compensation program. We use benchmark studies to help determine whether the total compensation of our executive officers is competitive with compensation offered by comparable companies and consistent with our financial performance. In addition to compensation opportunities, we believe that our severance pay policies and change in control agreements help us hire and retain qualified executives.

The vesting features of our long term compensation arrangements promote retention by encouraging executives to remain employed by the company. Generally, stock options and restricted stock fully vest over three or more years. LTIP payouts, except in the case of death, disability or retirement, require the named executive to be an active employee of Valspar at the end of a three-year performance period.

Mr. Mansfield, our CEO, has a supplemental executive retirement plan (SERP) that will provide him with benefits upon his retirement that increase in value with each year that he remains actively employed by us through age 65.

Compensation Program Elements for Fiscal 2007

Salary.       Salary adjustments for executive officers are generally considered in April of each year, close to the middle of the fiscal year. In setting each named executive’s base salary, the Committee considers each executive’s experience and responsibilities. As described below under “Competitive Assessments”, the Committee also reviews compensation studies provided by an independent compensation consultant to help determine whether the compensation of our executive officers is competitive with compensation offered by comparable companies to individuals in comparable positions. In making annual salary adjustments, the Committee also considers financial performance of the company.

In April 2007, the Committee decided not to increase the base salaries of the named executive officers. The decision reflected expectations of a challenging business climate in fiscal 2007, and the Committee also considered the results of a compensation study that indicated the executive officer salaries were market competitive in the aggregate.

Key Employee Annual Bonus Plan.       The named executives participate in our Key Employee Annual Bonus Plan (the “Key Employee Plan”). The Key Employee Plan for named executives for fiscal 2007 included four elements: a cash bonus, a stock option grant, a restricted stock award and an award under the LTIP.

Annual Incentive Bonus.       The annual incentive bonus for each of the executive officers for 2007 was based upon (1) an incentive bonus target for the executive, equal to a predetermined percentage of base salary, and (2) our actual corporate performance on financial performance goals established by the Committee.

In the first quarter of the fiscal year, the Committee established each executive’s incentive bonus target as a percentage of base salary based on position, ranging from 60.0% to 110.0% for the named executives. In establishing the target percentages, the Committee considers several factors including the scope and responsibilities of each position, bonus target percentages for similar roles at peer group companies as established through the consultant’s benchmark studies, and relative internal equity.

In the first quarter, the Committee also established specific performance goals for the executives. Under the Key Employee Plan, the performance goals for executives are based on financial measures listed in the plan (such as gross or net sales, expenses as a percentage of net sales, inventory turns, profits, return on average equity and cash flow), either on an absolute basis or a comparative basis with other fiscal years, with minor individual variations based on duties. At the end of the fiscal year, if the executive remained employed by us, the executive was entitled to receive a cash bonus based on achievement of each of the performance goals. The payout would be 100% of the incentive bonus target for the executive (ranging from 60.0% to 110.0% of base salary) if the company met the performance goals for each of the financial measures. Payouts range from zero for performance less than or equal to the previous fiscal year’s results to 125% of the incentive bonus target for exceptional performance.

We established fiscal 2007 performance goals for the named executives in two tiers:

•	basic performance goals based on three financial measures: net income growth (weighted 40% as a component of the bonus), net sales growth (weighted 20%) and growth in pre-tax return on capital (a variant of return on equity) (weighted 40%), with a payout of up to 100% of the named executive’s incentive bonus target for performance equal to these goals; and
•	additional goals for exceptional corporate performance based on two financial measures: net income growth (weighted 50%) and growth in pre-tax return on capital (weighted 50%), with an additional payout of up to 25% of the named executive’s incentive bonus target for performance equal to these additional goals. Payout for additional goals would only apply if performance on these two measures exceeded the 100% payout level against the basic performance goals.

In the first quarter of fiscal 2007, the Committee established the following performance goals for each of the financial performance measures:

Basic Performance Goals — 100% Potential Maximum Payout

USD (000s)	Entry Point: 0% Payout	Basic Goal: 100% Payout	Weighting

Net Income	$175,252	$187,136	40%
Net Sales	$2,978,062	$3,405,308	20%
Pre-Tax Return on Capital	14.3%	14.8%	40%

Additional Incentive Performance Goals — 25% Potential Additional Payout

USD (000s)	Entry Point: No Additional Bonus	Additional Goal: 25% Payout	Weighting

Net Income	$187,136	$195,700	50%
Pre-Tax Return on Capital	14.8%	15.0%	50%

The basic performance goals were established so that achievement of the 100% payout would represent strong growth in each of the financial measures, based on prior year performance, and to be difficult, but achievable. The additional incentive performance goals were established to incent and reward exceptional performance in net income and pre-tax return on capital. As an indication of the difficulty of achieving our performance goals, the average payout for achievement of corporate performance goals (including payouts for achievement of the additional incentive performance goals where applicable) for the past five years was 59.5% of the total targeted incentive bonus levels.

In fiscal 2007, we achieved net sales of $3.25 billion, net income of $172.1 million and pre-tax return on capital (a variation of return on equity) of 13.1%. The Committee excluded sales and profits of acquisitions completed during the fiscal year and profits relating to the sale of certain intellectual property rights from determination of the performance goals because these items were not considered when the performance goals were established. Based on our 2007 financial performance, the company only partially achieved the basic goal for net sales, and there was no incentive bonus payout for net income or pre-tax return on capital. Therefore, the incentive bonus payouts represented 10.1% to 13.2% of the incentive bonus target, with the resulting bonuses representing a range of 7.9% to 11.1% of base salary for the named executives.

Restricted Stock Award.       Each of the named executives was eligible to receive a restricted stock grant under the Key Employee Plan in an amount equal to 150% of the annual incentive bonus received by the participant. In lieu of granting restricted stock to Key Employee Plan participants, the Committee has the discretion to make a cash payment equal to the value of the restricted stock grant that participants would have received under the Key Employee Plan. For fiscal 2007, these awards were made in the form of restricted stock. Restricted stock grants under the Key Employee Plan are subject to forfeiture for three years from the date of grant if the participant’s employment with Valspar terminates for any reason other than death, disability, retirement or a change in control of Valspar.

Stock Options.       Under the Key Employee Plan, each of the named executives received a nonqualified stock option for fiscal 2007. The size of the stock option grant in October 2007 was determined under an amended formula adopted by the Committee in August 2007. As described below in “Amended Compensation Program for Fiscal 2008,” the Committee adopted an amended executive compensation program to be fully effective in fiscal 2008, but fiscal 2007 stock options were granted under the amended program. Under the amended program, the Committee established a Long Term Incentive Target Value (“LTI Target”) for each officer position after taking into consideration long term incentive levels for comparable positions at peer group companies and opportunities provided under the former program. The amount of the stock option grant for each was calculated so that the aggregate Black-Scholes value of the stock option granted equaled one-half of the LTI Target for the individual. Mr. Hendrickson received an additional option grant of 24,000 shares as a part of his overall compensation package. The exercise price of all option grants is the closing price of our common stock on the date of grant.

LTIP.       In fiscal 2007, the named executives were each granted an award under the LTIP that will provide a future cash bonus based on the achievement of a specified range of earnings per share for the three-year period ending October 30, 2009. Awards under the LTIP are calculated so that the target payout at the end of the three-year period represents a specified percentage of base salary at the time of the award.

The amount of the LTIP target award was equal to a percentage of 2006 base salary (75% for Mr. Mansfield, 66% for Mr. Reyelts and 56% for Messrs. Engh, Erdahl and Hendrickson). This amount was based on a formula under which one half of a long term incentive target amount was awarded in the form of the LTIP target award and one half was to be awarded in the form of a stock option.

To be eligible to receive the LTIP payout, the named executive must be an active employee of Valspar on the last day of the three-year performance period, provided that the executive would receive a prorated amount if his or her employment is terminated during the performance period due to death, disability or retirement. The payout at the end of the period is based on achievement of the earnings per share goals established within a range in the first quarter of the three-year period, with the payout ranging from a minimum of 40% of the LTIP target award to a maximum of 160% of the LTIP target award. The earnings per share goals are intended to represent strong earnings growth based on prior year performance and prevailing business conditions, and to be difficult, but achievable. To give an indication of the difficulty of achieving the earnings per share goals, the average payout for the past four years has been 85.4% of the amount of the LTIP target award.

In January 2008, the named executives received payouts under their LTIP awards granted in fiscal 2005, in an amount equal to 107% of the LTIP target awards. These LTIP target awards were established in fiscal 2005 at levels determined by the Committee to be market competitive for long-term incentive compensation, ranging from 56% to 75% of the named executives’ fiscal 2004 base salaries. This amount was based on a formula under which one half of a long term incentive target amount was awarded in the form of the LTIP target award and one half was awarded in the form of a stock option.

As described below in “Amended Compensation Program for Fiscal 2008,” no further LTIP awards will be made in 2008 or beyond.

The Compensation Committee has the authority to make adjustments it deems appropriate to accomplish the purposes of the LTIP. In December 2005, the LTIP was amended to allow the Committee to modify a performance goal within nine months after the performance goal was established for a performance period, if deemed necessary by the Committee to accomplish the purposes of the LTIP. Since no further awards will be granted under the LTIP, the Committee is not likely to further adjust the LTIP or modify the performance goals for the outstanding awards.

No Employment Agreements.        We do not have employment agreements with any of the named executives. Our named executives serve at the will of the Board of Directors, which enables us to terminate their employment at any time. However, the Compensation Committee has adopted a policy of making severance payments equal to one year’s salary, and certain other benefits, to executive officers whose employment is terminated without cause as described in more detail under “Severance Policy For Officers” on page 23. This policy is intended to assist in establishing standardized benefits for termination without cause and to induce all terminated officers to enter into three-year non-compete agreements with Valspar.

No Pensions.       None of the named executives is eligible for a Valspar pension, but we have established an unfunded executive retirement plan for Mr. Mansfield as described below under “SERP for Chief Executive Officer.”

Change of Control Agreements.       We have entered into agreements with certain key employees, including the named executives, providing for the continued employment or compensation of the employees for a period of up to two years after a change in control of Valspar, and for the payment of other benefits upon a change in control. The terms of the Key Employee Plan, the 1991 Stock Option Plan and the 2001 Stock Incentive Plan provide that stock options and restricted stock granted under such plans all vest immediately upon a change in control of Valspar. The cash payment obligations under the executives’ change in control agreements feature a double trigger, under which the change in control must be followed by a termination without cause by the company or for good reason by the executive.

Retirement.       Under the Key Employee Plan and the 1991 Stock Option Plan, stock options and restricted stock vest immediately upon retirement after age 60, or early retirement after age 55 with an executed non-compete agreement.

SERP for Chief Executive Officer.       We established an unfunded supplemental executive retirement plan (the “SERP”) for Mr. Mansfield in connection with his promotion to Chief Executive Officer in 2005, at age 56. The company had established a SERP for Mr. Mansfield’s predecessor, and the Committee approved the SERP as part of Mr. Mansfield’s negotiated compensation package. The SERP benefit will consist of a lump sum payment following termination of employment, equal to the actuarial equivalent of a monthly annuity for Mr. Mansfield’s life expectancy based on percentages of Mr. Mansfield’s five-year average compensation, with such percentages ranging from 25% of the average compensation upon normal retirement at age 60 to 40% of the average compensation upon retirement at age 65. This plan has value as a retention tool because Mr. Mansfield would not be eligible for any benefits under the SERP if he left Valspar before reaching age 60 and his benefits increase each year he remains with the company through age 65.

Other Compensation.       We provide perquisites and other benefits, as reflected in the table titled “Components of All Other Compensation”, on page 18, to our named executives. The perquisites may include physical examinations, a car allowance, financial counseling and tax preparation services, club dues, personal use of aircraft by spouse, premium equivalent value for life insurance or other items. We believe these benefits help the company attract and retain qualified executives and are reasonable in amount. Other benefits include dividends paid on restricted stock grants that are subject to a risk of forfeiture, an annual contribution by Valspar to qualified 401(k) and Profit Sharing Retirement Plans and a cash payment in lieu of 401(k) and profit sharing contributions which the named executives do not receive due to plan limitations.

Tying Fiscal 2007 Compensation Programs and Elements to Compensation Objectives

We rely on common sense and good judgment in making compensation decisions, based on our overall performance and the performance and responsibilities of the named executives. We try to achieve a balance among our objectives of pay for performance, alignment with stockholders, and management attraction and retention by offering a variety of compensation elements, each with specific goals or emphasis. We work to achieve an appropriate mix of short and long-term compensation, as well as equity and cash compensation, to meet our objectives. We establish performance goals for objective financial measures at the beginning of each year as a basis for the annual incentive bonus, and those performance goals are also used for restricted stock grants and past awards under the LTIP. We want enough flexibility to allow us to retain and motivate our named executives to deliver long-term performance and value to stockholders and to align their interests with stockholder interests.

The chart below indicates how each element of our fiscal 2007 executive compensation program was intended to achieve our stated compensation objectives of paying for objective financial performance, aligning the interests of executives and stockholders and attracting and retaining qualified, experienced executives.

2007 Compensation Element	Relationship to Compensation Objectives

	Performance	Alignment	Attract and Retain	Comments

Base Salary			X	Salary is based on experience and responsibilities, with market review compared to peer group to maintain salary at competitive levels; corporate financial performance can affect the timing of adjustments
Annual Incentive Bonus	X	X		Annual incentive bonus is based on objective financial performance measures and aligned with stockholder value measures
Stock Options		X	X	Three year vesting has retention value; future option value is based on share appreciation, which provides alignment with stockholder interests; option amount based on competitive assessment of long-term incentive value for comparable positions
Restricted Stock	X	X	X	Direct ownership creates immediate alignment, and three year vesting has retention value. Restricted stock is earned by the named executives, based on performance against objective financial measures.

2007 Compensation Element	Relationship to Compensation Objectives

	Performance	Alignment	Attract and Retain	Comments

LTIP Awards	X	X	X	Payout based on earnings per share requires performance, and three year term aids retention — LTIP program has been discontinued for future years as part of the amended compensation program, but payouts will be made under existing awards.
Change of Control		X	X	Provides alignment in change of control situation by removing job loss concern and has retention value
Mansfield SERP			X	Benefits not paid until Mr. Mansfield’s retirement at or after age 60, except in specific circumstances
Other Compensation			X	Perquisites and other compensation are at competitive levels to attract and retain talented executives

2007 Performance.       With sales of $3.25 billion in fiscal 2007, we achieved net sales growth of 9.1%. Our net income was $172.1 million, down 1.8% from fiscal 2006, and our earnings per share was down 1.8% from fiscal 2006. We also generated operating cash flow of $199.2 million, a $85.3 million decrease from last year. Our 2007 pre-tax return on capital, which is a variation of return on equity, was 13.1%, a decrease from our 2006 pre-tax return on capital of 14.3%. The base salary of the named executives was not increased in 2007 from 2006, and the bonus earned for corporate performance averaged 11.8% of target (7.9% to 11.1% of base salary for the named executives). As a result of our fiscal 2007 financial performance, the annual incentive bonus and restricted stock awards for each of the named executives were lower for 2007 than for 2006.

Competitive Assessments.       The Committee has engaged Hewitt Associates LLC (“Hewitt”) as the Committee’s outside consultant to provide executive compensation advisory services, which includes reviewing the effectiveness and competitiveness of the Company’s executive and director compensation programs and policies. Hewitt does not provide any other services to Valspar. We use compensation studies provided by Hewitt as a benchmark to help determine whether the compensation of our named executives is competitive with compensation offered to executive officers at comparable companies. To attract and retain experienced, qualified executives, we target the 50th percentile within our peer group to compensate the named executives with respect to base salary and the 50th to 75th percentile for total compensation, contingent on achievement of our financial performance goals.

In April 2007, Hewitt compared the compensation of our executives to those of a peer group consisting of 54 manufacturing, specialty chemical and consumer product companies with sales generally in the range of $1 billion to $8 billion. For comparative purposes, pay data for peer group companies used to estimate the competitive market values for our executives was size adjusted by Hewitt to ensure correlation to their individual revenue responsibilities. The companies included in the peer group are listed below.

Air Products and Chemicals, Inc.
Avery Dennison Corporation
Avon Products, Inc.
Ball Corporation
Becton Dickinson and Company
The Black & Decker Corporation
BorgWarner Inc.
Brunswick Corporation
Chemtura Corporation
The Clorox Company
Cooper Industries, Inc.
Corn Products International Inc.
Del Monte Foods Company
Donaldson Company, Inc.
Dover Corporation
Eastman Chemical Company
Ecolab Inc.
FMC Technologies
General Mills, Inc.
H. B. Fuller Company
Harley-Davidson Motor Company Inc.
Hercules Incorporated
The Hershey Company
Hexion Specialty Chemicals, Inc.
ITT Corporation
Kohler Company
Lafarge North America
Lennox International Inc.
Martin Marietta Materials, Inc.
Masco Corporation
Molson Coors Brewing Company
The Mosaic Company
Olin Corporation
Pactiv Corporation
Parker Hannifin Corporation
Polaris Industries Inc.
PolyOne Corporation
Potash Corporation of Saskatchewan Inc.
PPG Industries, Inc.
Praxair, Inc.
Rockwell Automation
Rohm and Haas Company
S.C. Johnson Consumer Products
The Scotts Miracle-Gro Company
The Sherwin-Williams Company
Teleflex Incorporated
Teradyne, Inc.
Thomas & Betts Corporation
The Timken Company
Vulcan Materials Company
W. R. Grace & Co.
W.W. Grainger, Inc.
Waters Corporation
Wm. Wrigley Jr. Company

Hewitt also made the same comparisons against a smaller group of nine companies considered to be peers of or direct competitors with Valspar: Chemtura Corporation, Ecolab Inc., Hercules Incorporated, Olin Corporation, PolyOne Corporation, PPG Industries, Inc., Rohm and Haas Company, RPM International, Inc. and The Sherwin-Williams Company. Eighteen executive positions at Valspar were included in this benchmark study comparing base salary, annual incentives and long-term incentives with the peer groups. This study concluded that in aggregate our base salaries were within a competitive range of base salaries at peer group companies. This study also provided data to help determine market competitive levels for our amended executive compensation program.

In addition to comparing compensation levels of our executives with compensation levels of executives in comparable positions at peer group companies, the Committee also reviews internal pay equity among Valspar executives. Hewitt periodically compares compensation ratios among different levels of Valspar executives to the ratios at peer group companies. The Committee uses this comparison as a factor in setting the base or target levels of various elements of compensation for the executive positions. The Committee also considered internal pay equity in approving changes to the compensation program, as described below under “Amended Compensation Program for Fiscal 2008.”

Roles of Compensation Committee and CEO

The Compensation Committee of our board of directors is responsible for all matters relating to compensation of senior management, including the named executives, adoption and administration of compensation and benefit plans and programs and determination and approval of compensation for the named executives, including the CEO.

The Committee has the authority to, retain, manage and dismiss compensation consultants or other professionals, as it deems necessary or appropriate.

To assist the Committee, the CEO and Senior Vice President, Human Resources, provide information and recommendations about compensation, programs and policies when requested by the Committee or its Chair. The other named executives have no related involvement with the Committee.

As requested by the Committee or its Chair, the CEO and other management personnel attend Committee meetings, but are excused from the meeting at such times as the Committee deems appropriate.

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers, including the named executives. For the CEO, the guidelines specify stock ownership representing five times his base salary within five years after becoming CEO. For the other named executives, the guidelines specify stock ownership representing three times their base salary within five years after becoming an executive officer. All of the named executives already meet the guidelines or are on track to meet the guidelines within the five-year period.

Stock Option Grant Practices

Valspar’s annual stock option awards are granted in October of each year under its incentive plans. The company does not time its annual grants to coordinate with the release of material non-public information and does not coordinate or time the release of company information with grant dates. On occasion, the company grants options outside of the annual grant cycle for new hires and promotions. Grants to executive officers are approved by the Committee with an effective date of grant on the date of approval or, if later, the effective date of the new hire or promotion.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Compensation Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for the named executives. However, deductibility is not the sole factor used to determine appropriate levels or types of compensation. The provisions of the 1991 Stock Option Plan and the Key Employee Plan are intended to permit tax deductibility of compensation income of the named executives received under those plans. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

Amended Compensation Program for Fiscal 2008

The Committee, with the assistance of management and Hewitt Associates, has evaluated Valspar’s executive compensation strategy and incentive plan design. In August 2007, the Committee amended several features of Valspar’s executive compensation program, as described below, and adopted corresponding amendments to the Key Employee Plan. The Committee’s principal goals were to maintain our overall compensation objectives, provide a market-competitive mix of annual bonus and long-term incentive opportunities, remove the link between long-term incentive opportunities and short-term compensation, and to simplify the program design to ensure that program participants understand the drivers of incentive opportunities available to them. As before, the program places a significant portion of compensation at risk each fiscal year and rewards strong performance and long-term value creation.

The compensation tables beginning on page 17 reflect compensation levels for fiscal 2007 and, with the exception of the October 2007 stock option grants, do not reflect the amended compensation programs adopted by the Committee in August 2007 and discussed in this section.

Base Salary.       In April 2007, the Committee made no change in base salaries of the named executives. This decision reflected expectations of a challenging business climate in fiscal 2007, and the Committee considered the results of a competitive compensation report that concluded current Valspar officers’ salaries were, in the aggregate, within a competitive range of the size-adjusted 50th percentile market values for base salaries at peer group companies.

Annual Incentive Bonus.       The Committee establishes incentive bonus targets for each officer, expressed as a percentage of his or her respective base salary. In establishing the incentive bonus targets, the Committee considers annual bonus targets for corresponding positions at peer group companies and internal pay equity among Valspar executives. Starting with the bonus for fiscal 2008, the Committee has amended the range of potential annual incentive bonus payouts from the current 0-125% of target to 0-200% of target. The objective of this change is to provide a greater incentive for current year financial performance and to adopt an annual bonus structure that is more typical of practices at peer group companies. The top payout percentage (200%) would be tied to exceptional financial performance.

For fiscal 2008, the incentive bonus payout will continue to be based on corporate financial performance relative to performance goals for the same financial measures as fiscal 2007 – growth in net income (40% weighting for basic performance goals), net sales (20% weighting) and pre-tax return on capital (40% weighting). The Committee continues to believe that these measures are closely tied to stockholder value. During the first quarter of fiscal 2008, the Committee established basic performance goals for each of these measures at levels the Committee intends to represent strong growth based on prior year performance and prevailing business conditions, and to be difficult, but achievable. The Committee also established additional incentive performance goals for payouts above target levels, up to 200% of target for exceptional performance with respect to net income and pre-tax return on capital.

Stock Options and Restricted Stock (Long Term Incentives).       Under the new executive compensation program, long term incentive opportunities are provided in the form of stock options and performance based grants of restricted stock.

The Committee establishes a Long-Term Incentive Target Value (“LTI Target”) for each participant annually. In setting the individual LTI Targets, the Committee considers the long-term incentive levels for like positions at peer group companies, as well as relative internal pay equity. In making the transition to the amended program, the Committee also considered the potential long-term incentive opportunities provided to incumbent Valspar executives under our former program. Half of the LTI Target for each year is granted in the form of a stock option. The other half of the LTI Target represents a targeted level of a restricted stock grant that can be earned contingent on achievement of financial performance goals for the fiscal year.

The annual stock option grant under the amended program is calculated so that the aggregate Black-Scholes value of the stock options granted equals one-half of the LTI Target for each individual. Under the previous executive compensation program, the number of non-qualified options granted was equal to one-half of a multiplier value based on base salary times a factor established for the position. The amended program removes the direct link between the stock option grant and base salary. Through use of the LTI Targets, the Committee now has the ability to maintain the stock option component of compensation at levels that are competitive with peer group levels.

In October 2007, the Committee established LTI Targets for the participants and granted stock options based on one-half of the LTI Target. These stock options were granted as part of fiscal 2007 compensation for participants, including the named executives, unlike the other elements of the new executive compensation program described above, which were amended starting with compensation for fiscal 2008.

The restricted stock grants under the amended executive compensation program are made at the end of the fiscal year based on achievement of the financial performance goals established in the first quarter of the year. The target level of each participant’s restricted stock grant will be equal to one-half of his or her LTI Target. The actual value of the restricted stock award will range from 0-125% of the target level, depending on financial performance during the fiscal year, measured by growth in net income, net sales and pre-tax return on capital relative to the performance goals set by the Committee. The performance goals for the restricted stock grant are the same as the performance goals established for the annual incentive bonus.

Under the previous executive compensation program, the value of the restricted stock grant was equal to 150% of the executive’s actual annual cash bonus payout. The amended program removes the link between restricted stock levels and the cash bonus payout, and therefore removes the link between short-term compensation and long-term incentive opportunities. Through the use of the LTI Targets, the Committee has the ability to maintain the restricted stock component of compensation at levels that are competitive with peer group levels. As before, restricted stock is earned based on achievement of the performance goals used for the annual incentive bonus. The Committee believes these performance goals drive long-term value and align the interests of the executives with the interests of stockholders.

As before, the future value of these equity compensation elements continues to depend on appreciation of Valspar’s common stock, thus aligning the interests of the named executives with stockholder interests. By linking the amounts of these incentives to the amounts of long-term incentives granted to executives at competitive companies, the amended program improves Valspar’s ability to attract and retain talented executives. Further, the amount of restricted stock grants is designed to reward performance based on objective financial measures, which are considered by the Committee to enhance stockholder value.

LTIP.       As part of the transition to the amended program, no LTIP awards were made in November 2007 (fiscal 2008), and no LTIP awards will be made in future years under the amended executive compensation program. Prior LTIP awards will continue to mature over their respective performance periods. In discontinuing the LTIP, the Committee decided to emphasize current year financial performance (net income, net sales and pre-tax return on capital) of the annual incentive bonus and restricted stock awards and eliminate the LTIP which was based on three-year earnings per share projections. Establishing an annual LTI Target for each named executive also allows the Committee to maintain long-term incentives at a level that is competitive with peer group companies.

2007 SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid to or earned by our “named executives” for the fiscal year ended October 26, 2007.

Name and Principal Position*	Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)[6]

W.L. Mansfield Chairman, President and CEO	2007	$850,000	$294,693	$1,936,651	$736,350	$309,000	$210,938	$4,337,632
P.C. Reyelts Executive Vice President and CFO	2007	531,000	70,889	812,901	415,907	—	118,732	1,949,429
S.L. Erdahl Executive Vice President	2007	460,000	57,960	638,466	309,484	—	108,048	1,573,958
G.E. Hendrickson Senior Vice President	2007	400,000	147,400	250,721	224,200	—	102,058	1,124,379
R. Engh Executive Vice President, General Counsel and Secretary	2007	421,000	53,046	250,420	285,142	—	102,768	1,112,376

*	as of October 26, 2007
(1)	This column represents the dollar amount recognized for financial reporting purposes in 2007 under SFAS 123R with respect to restricted stock grants in 2007 and a restricted stock grant in 2006 and 2005 for Mr. Hendrickson and Mr. Mansfield, respectively. Mr. Hendrickson received a restricted stock grant of 17,966 shares on April 19, 2006 with a market value of $500,000 and Mr. Mansfield received a restricted stock grant of 20,000 shares on February 23, 2005 with a market value of $459,500.
(2)	This column represents the dollar amount recognized for financial reporting purposes in 2007 under SFAS 123R with respect to stock options granted in the years 2004 through 2007. In addition to the annual stock option grants during this period, in fiscal 2005, as additional compensation for their services, Mr. Mansfield and Mr. Reyelts received stock option grants of 250,000 shares and 100,000 shares, respectively. In fiscal 2006, as additional compensation for his services, Mr. Hendrickson received a stock option grant of 71,865 shares. The fair value was estimated using the Black-Scholes option-pricing model. The amount reported has been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. See Note 9, Stock-Based Compensation, to our consolidated financial statements for a discussion of our accounting for stock options and the assumptions used.
(3)	This column represents the cash bonuses earned in fiscal 2007 and paid in January 2008 under the Annual Incentive Bonus Plan, based on the achievement of specified financial measures, and the Long-Term Incentive Plan (“LTIP”) paid in January 2008, based on the achievement by Valspar of a specified range of earnings per share for a three-year period, fiscal 2005 through 2007. Mr. Mansfield received an Annual Incentive Bonus of $94,350 and an LTIP payment of $642,000. Mr. Reyelts received an Annual Incentive Bonus of $47,259 and an LTIP payment of $368,648. Mr. Erdahl received an Annual Incentive Bonus of $38,640 and an LTIP payment of $270,844. Mr. Hendrickson received an Annual Incentive Bonus of $31,600 and an LTIP payment of $192,600. Mr. Engh received an Annual Incentive Bonus of $35,364 and an LTIP payment of $249,778.
(4)	This amount reflects the aggregate annual increase in the actuarial present value of Mr. Mansfield’s SERP as of October 26, 2007.
(5)	This column represents perquisites and other personal benefits; dividends on restricted stock grants; and contributions or allocations by Valspar to defined contribution or savings plans (tax qualified and supplemental), all as shown in the Components of All Other Compensation Table below.
(6)	The amount shown represents the sum of all columns of the Summary Compensation Table.

Additional information about the elements of compensation paid to the named executives can be found in “Compensation Program Elements for Fiscal 2007,” starting on page 9.

The following table presents information concerning components of All Other Compensation referenced in the Summary Compensation Table paid to or earned by our named executives for the fiscal year ended October 26, 2007. This table is not required, however, we believe it may be helpful to readers in understanding certain components of other compensation paid to our named executives.

2007 Components of All Other Compensation

	Perquisites and Other Personal Benefits[1,2]	Restricted Stock Dividends[3]	Valspar Contribution to Defined Contribution Plans[4]	Lost ERISA[5]	Total

W.L. Mansfield	$25,248	$27,357	$27,200	$131,133	$210,938
P.C. Reyelts	16,500	9,757	27,200	65,275	118,732
S.L. Erdahl	17,280	9,501	27,200	54,067	108,048
G.E. Hendrickson	23,467	14,817	27,200	36,574	102,058
R. Engh	22,113	8,063	27,200	45,392	102,768

(1)	W.L. Mansfield — $3,000 paid by Valspar for tax preparation; $9,528 for personal use of aircraft by executive and spouse; $9,000 for automobile allowance; $3,720 for premium equivalent value for life insurance
P.C. Reyelts — $3,000 paid by Valspar for tax preparation; $9,000 for automobile allowance; $3,564 for life insurance; $936 for personal use of country club
S.L. Erdahl — $6,000 paid by Valspar for tax preparation; $9,000 for automobile allowance; $2,280 for premium equivalent value for life insurance
G.E. Hendrickson — $12,000 paid by Valspar for tax preparation; $9,000 for automobile allowance; $1,242 for life insurance; $1,225 for annual physical
R. Engh — $1,726 personal use of company car; $6,404 automobile allowance; $12,741 automobile buyout; $1,242 for life insurance
(2)	The dollar amount of perquisites represents the incremental cost of providing the perquisite. We generally measure incremental cost by the additional variable costs attributable to personal use, and we disregard fixed costs that do not change based on usage. Incremental cost for personal use of aircraft was determined by including fuel charges, maintenance, catering, landing fees and federal excise tax charge. We disregard fixed costs that do not change based on usage (monthly lease and management fees).
(3)	Dividends paid on restricted stock grants that were subject to a risk of forfeiture during fiscal year 2007.
(4)	Annual contribution by the company to qualified 401(k) Plan and Profit Sharing Retirement Plans.
(5)	Discretionary cash payment for the dollar amounts that would have been contributed to defined contribution plans but for the limitations imposed by U.S. income tax regulations on the amount of compensation that an employee may save under the company’s defined contribution plans, and consequently the amount of matching contributions the company can make under the plans.

The following table presents information regarding the grants of annual incentive bonus compensation, stock options and restricted stock during fiscal 2007 to our executive officers named in the Summary Compensation Table.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Type of Award[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Future Payouts Under Equity Incentive Plan Awards[3]			All Other Option Awards: Number of Securities Underlying Options (#)[4]		Exercise or Base Price of Option Awards ($/Sh.)[5]	Grant Date Fair Value of Stock and Option Awards[6,7]

			Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $

W.L. Mansfield	AIP	—	$0	$935,000	$1,168,750
	LTIP	11/01/06	255,000	637,500	1,020,000
	RS	—				$0	$1,402,500	$1,753,125				—
	SO	10/17/07							200,000		$25.48	$1,180,000
P.C. Reyelts	AIP	—	0	371,700	464,625
	LTIP	11/01/06	139,388	348,469	557,550
	RS	—				$0	557,550	696,938				—
	SO	10/17/07							73,500		$25.48	433,650
S.L. Erdahl	AIP	—	0	299,000	373,750
	LTIP	11/01/06	103,500	258,750	414,000
	RS	—				$0	448,500	560,625				—
	SO	10/17/07							56,500		$25.48	333,350
G.E. Hendrickson	AIP	—	0	240,000	300,000
	LTIP	11/01/06	90,000	225,000	360,000
	RS	—				$0	360,000	450,000				—
	SO	10/17/07							71,500	[8]	$25.48	421,850
R. Engh	AIP	—	0	273,650	342,063
	LTIP	11/01/06	94,725	236,813	378,900
	RS	—				$0	410,475	513,095				—
	SO	10/17/07							51,500		$25.48	303,850

(1)	Type of Award: AIP – Cash bonus under Annual Incentive Bonus Plan; LTIP – Long-Term Incentive Plan; RS – Restricted Stock paid under the Key Employee Annual Bonus Plan; SO – Non-Qualified Stock Option
(2)	The amounts shown for the AIP for 2007 represents the potential payouts under the Annual Incentive Plan for fiscal 2007 depending on Valspar’s financial performance. The actual amounts earned for fiscal 2007 are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. The amount that can be earned ranges from 0 to 125% of the Target payout amount. The amounts shown for the LTIP represent the potential payouts under the Long-Term Incentive Plan based on the achievement by Valspar of a specified range of earnings per share for the three-year period of fiscal 2007 through 2009. The actual amounts earned will be paid out in January 2010.
(3)	The amounts shown for RS represent the potential values of restricted stock grants under the Key Employee Annual Bonus Plan for fiscal 2007 depending on Valspar’s financial performance.
(4)	Non-qualified stock options granted in October 2007 have a ten-year term and vest in equal installments over three years.
(5)	Exercise price is the fair market value of Valspar’s common stock, defined as the closing price on the NYSE on the date of grant.
(6)	The amount shown for stock options is the market value of the option grant calculated in accordance with FAS 123R using the Black-Scholes value multiplied by the number of options awarded.
(7)	No restricted stock grants were made during fiscal 2007. For the awards for fiscal 2006, the Committee elected to make a cash payment in January 2007 in lieu of the restricted stock awards. Fiscal 2007 awards will be made in January 2008, with the number of shares equal to the dollar value of the award, divided by the average closing price of one share of stock on the New York Stock Exchange for the ten business days immediately prior to the date the restricted stock was issued. The dollar values of these awards earned for fiscal 2007 will be as follows: Mr. Mansfield, $141,525; Mr. Reyelts, $70,889; Mr. Erdahl, $57,960; Mr. Hendrickson, $47,400; Mr. Engh, $53,046.
(8)	Includes 47,500 stock options granted in October 2007 based on Mr. Hendrickson’s LTI Target and an additional 24,000 stock options granted in October 2007 as part of Mr. Hendrickson’s overall compensation package.

Additional information about the elements of compensation paid to the named executives can be found in “Compensation Program Elements for Fiscal 2007,” starting on page 9.

The following table presents information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on October 26, 2007 for our executive officers named in the Summary Compensation Table.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards[2]

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)³

W.L. Mansfield	10/17/01	60,000	—	16.80	10/17/11	01/13/05	9,136	$224,472
	01/02/02	20,000	—	19.80	01/02/12	02/23/05	20,000	491,400
	10/16/02	36,000	—	20.65	10/16/12	01/12/06	21,488	527,960
	10/15/03	36,000	—	23.94	10/15/13
	10/13/04	40,000	—	23.34	10/13/14
	02/23/05	166,667	83,333	22.935	02/23/15
	10/19/05	45,334	22,666	21.57	10/19/15
	10/18/06	21,667	43,333	26.87	10/18/16
	10/17/07	0	200,000	25.48	10/17/17
P.C. Reyelts	01/08/98	30,000	—	15.625	01/08/08	01/13/05	7,682	$188,747
	12/16/98	35,000	—	17.50	12/16/08	01/12/06	9,554	234,742
	12/15/99	55,000	—	20.125	12/15/09
	10/18/00	78,160	—	11.82	10/18/10
	12/12/00	59,000	—	14.96	12/12/10
	10/17/01	70,000	—	16.80	10/17/11
	10/16/02	26,000	—	20.65	10/16/12
	10/15/03	38,000	—	23.94	10/15/13
	10/13/04	40,000	—	23.34	10/13/14
	02/23/05	66,667	33,333	22.935	02/23/15
	10/19/05	26,667	13,333	21.57	10/19/15
	10/18/06	11,667	23,333	26.87	10/18/16
	10/17/07	0	73,500	25.48	10/17/17
S.L. Erdahl	01/08/98	22,000	—	15.625	01/08/08	01/13/05	8,098	$198,968
	12/16/98	35,000	—	17.50	12/16/08	01/12/06	8,952	219,951
	12/15/99	48,000	—	20.125	12/15/09
	10/18/00	84,106	—	11.82	10/18/10
	12/12/00	51,000	—	14.96	12/12/10
	10/17/01	60,000	—	16.80	10/17/11
	01/02/02	20,000	—	19.80	01/02/12
	10/16/02	36,000	—	20.65	10/16/12
	10/15/03	32,000	—	23.94	10/15/13
	10/13/04	32,000	—	23.34	10/13/14
	10/19/05	20,000	10,000	21.57	10/19/15
	10/18/06	8,667	17,333	26.87	10/18/16
	10/17/07	0	56,500	25.48	10/17/17
G.E. Hendrickson	12/15/99	9,000	—	20.125	12/15/09	01/13/05	3,738	$91,843
	10/18/00	42,332	—	11.82	10/18/10	01/12/06	6,026	148,059
	10/17/01	30,000	—	16.80	10/17/11	04/19/06	17,966	441,425
	10/16/02	25,000	—	20.65	10/16/12
	01/09/03	27,200	—	22.10	01/09/13
	10/15/03	20,000	—	23.94	10/15/13
	10/13/04	20,000	—	23.34	10/13/14
	10/19/05	16,667	8,333	21.57	10/19/15
	04/19/06	0	71,865	27.83	04/19/16
	10/18/06	8,000	16,000	26.87	10/18/16
	10/17/07	0	71,500	25.48	10/17/17
R. Engh	01/08/98	30,000	—	15.625	01/08/08	01/13/05	6,852	$168,354
	12/16/98	35,000	—	17.50	12/16/08	01/12/06	7,228	177,592
	12/15/99	48,000	—	20.125	12/15/09
	10/18/00	76,118	—	11.82	10/18/10
	12/12/00	49,000	—	14.96	12/12/10
	10/17/01	57,000	—	16.80	10/17/11
	10/16/02	32,000	—	20.65	10/16/12
	10/15/03	32,000	—	23.94	10/15/13
	10/13/04	32,000	—	23.34	10/13/14
	10/19/05	20,000	10,000	21.57	10/19/15
	10/18/06	8,000	16,000	26.87	10/18/16
	10/17/07	0	51,500	25.48	10/17/17

(1)	Option Vesting – grants prior to 12/16/98 vest in equal annual installments over five years, starting one year from date of grant; grants dated 12/16/98 and subsequent grants vest in equal annual installments over three years, starting one year from date of grant, with the exceptions of grants dated 10/18/00 which were 100% vested at date of grant and Mr. Hendrickson’s grant dated 4/19/06 which features cliff vesting five years from date of grant.
(2)	Stock Awards – all grants of restricted stock feature cliff vesting for three years from the date of grant, with the exception of Mr. Hendrickson’s restricted stock grant dated 4/19/06, which features cliff vesting for five years from the date of grant.
(3)	The market value of stock reported is based on the closing price of Valspar’s stock on the NYSE at fiscal year-end of $24.57.

The following table presents information regarding the number of shares acquired and the value realized on the exercise of stock options in fiscal 2007 and the number of shares acquired and the value realized on vesting in fiscal 2007 for our executive officers named in the Summary Compensation Table.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[2]

W.L. Mansfield	—	—	7,940	$228,275
P.C. Reyelts	—	—	6,108	175,605
S.L. Erdahl	9,800	$135,615	4,886	140,473
G.E. Hendrickson	8,800	99,923	3,054	87,803
R. Engh	—	—	5,700	163,875

(1)	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of Valspar’s Common Stock on the date of exercise.
(2)	The amount of shares reported are restricted stock earned for fiscal year 2003 under the Key Employee Annual Bonus Plan that vested in January 2007. The value realized on the vesting of stock awards is based on the fair market value of Valspar’s Common Stock on the vesting date.

2007 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

W.L. Mansfield	The Valspar Corporation Supplemental Executive Retirement Plan for William L. Mansfield[1]	—	$2,292,000[2]	N/A
P.C. Reyelts	None	—	—	—
S.L. Erdahl	None	—	—	—
G.E. Hendrickson	None	—	—	—
R. Engh	None	—	—	—

(1)	The terms of the Supplemental Executive Retirement Plan (SERP) for Mr. Mansfield are described below under “Potential Payments Upon Termination”.
(2)	This amount reflects the present value of accumulated benefits of Mr. Mansfield’s SERP. The following assumptions were applied to obtain the present value of accumulated benefit: Average Bonus Payout – 90% of base salary; Lump-Sum Discount Rate – 4.5%; and Retirement Date – October 26, 2007 as well as the provisions found in “Potential Payments Upon Termination or Change In Control” – “SERP for Chief Executive Officer”, starting on page 22.

Potential Payments Upon Termination or Change in Control

Termination Other Than Upon Change in Control

Upon a termination of employment (other than upon a change in control), the executive officers are entitled to payments and other benefits under a variety of Valspar plans and programs. We believe these agreements help the company hire and retain qualified executives. Benefits and payments are maintained if termination is due to retirement, death or disability, but benefits and payments are limited or forfeited if termination is voluntary or for cause.

1991 Stock Option Plan

•	Early retirement after age 55 with an executed three-year non-compete agreement — options vest immediately and are exercisable for the remainder of their term (subject to a three year limitation for options granted before October 2007).
•	Retirement after age 60 — options vest immediately and are exercisable for the remainder of their term (subject to a three year limitation for options granted before October 2007).
•	Death and disability — options vest immediately with one year to exercise, not to exceed original option term.
•	Termination — only the portion vested is exercisable within 30 days of termination, not to exceed original option term.
•	Termination for cause — forfeit of all outstanding grants.

Restricted Stock — Key Employee Annual Bonus Plan

•	Early retirement after age 55 — outstanding restricted stock grants vest immediately with an executed three-year non-compete agreement.
•	Retirement after age 60 — outstanding restricted stock grants vest immediately.
•	Death and disability — outstanding restricted stock grants vest immediately.
•	Termination — forfeit of all outstanding restricted stock grants.
•	Termination for cause — forfeit of all outstanding restricted stock grants.

Restricted Stock — 2001 Stock Incentive Plan

•	Death and disability — outstanding restricted stock grants vest immediately.
•	Termination — forfeit of all outstanding restricted stock grants.
•	Termination for cause — forfeit of all outstanding restricted stock grants.
•	Retirement — forfeit if prior to lapse of restriction.

Long-Term Incentive Bonus Program (LTIP) (no further awards after fiscal 2007)

•	Retirement after age 55 with an executed non-compete agreement — cash payment is pro rated for that portion of the performance period(s) during which the officer is employed.
•	Retirement after age 60 — cash payment is pro rated for that portion of the performance period(s) during which employed.
•	Death and disability — cash payment is pro rated for the portion of the performance period(s) during which employed.

Officer Retiree Medical Program

•	Retirement after age 55 — the officer is entitled to receive retiree medical if he or she has served three consecutive years as an officer and is not in competition with Valspar at any time after termination of employment.
•	Included dependents — the spouse and any eligible dependents of the retiree who, immediately prior to the retiree’s termination of employment, are covered under the retiree medical plan are eligible for coverage.
•	Coverage — the eligible persons are covered from the date of termination, at the same coverage available to an active employee for the retiree’s and spouse’s life. Eligible dependents are covered until the dependent ceases to be eligible under the plan. The coverage becomes secondary to Medicare coverage.

SERP for Chief Executive Officer

•	Effective June 22, 2005, Valspar established an unfunded supplemental executive retirement plan (the “SERP”) for William L. Mansfield, Valspar’s President and Chief Executive Officer.

•	The SERP was designed to provide additional benefits upon retirement of Mr. Mansfield at or after age 60, tied to a fixed percentage of his highest average base salary and annual cash incentive bonus for a five year period.
•	Mr. Mansfield will be entitled to receive the benefits under the SERP if his employment terminates due to death, disability, change in control of Valspar, normal retirement at or after age 60 or involuntary termination by Valspar other than for cause.
•	Valspar’s obligation to pay the SERP benefit is unfunded and unsecured.
•	The SERP benefit will consist of a lump sum payment following termination of employment, equal to the actuarial equivalent of a monthly annuity for Mr. Mansfield’s life expectancy based on percentages of Mr. Mansfield’s five-year average compensation, with such percentages ranging from 25% of his average compensation upon normal retirement at age 60 or less to 40% of his average compensation upon retirement at age 65.
•	Determination of SERP Benefit:
°	The payment is equal to the “target pension” (described below), less the benefit offset under the Valspar Profit Sharing Retirement Plan, the Valspar 401(k) Plan and the Lost ERISA plan.
°	The target pension level is determined 90 days prior to the payment of the SERP benefit, and the benefit offset is determined on the date of separation, death or disability.

•	Target Pension:
Age at Separation of Service	Percentage of Average Monthly Compensation

60 or less	25%
61	28%
62	31%
63	34%
64	37%
65	40%

Severance Policy for Officers

The Compensation Committee has approved a severance policy for officers, providing for certain severance benefits in the event of termination without cause, but only if the officer signs a three-year non-compete agreement:

•	One year’s base pay
•	Immediate vesting of LTIP benefits, pro rata for the portion of the performance period(s) during which the officer was employed, with the payout increased as if the officer completed one year’s additional service (no further LTIP awards to be granted after fiscal 2007)
•	Immediate vesting of all stock options
•	Retiree medical benefits if the officer has reached age 55

Hypothetical Termination Payments

The following tables provides information on the potential payments that would have been payable to each of the named executives under existing contracts, agreements, plans or arrangements, for various scenarios involving termination of employment (other than a change in control) if the triggering events for the payments had each occurred on October 26, 2007. The tables use the closing price of our common stock of $24.57 as of October 26, 2007. These benefits are in addition to benefits available prior to the occurrence of any termination of employment to all salaried employees, such as distributions under Valspar’s 401(k) Plan and Profit Sharing Retirement Plan.

W.L. Mansfield	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability

Cash Severance	0	0	0	$850,000	0	0	0
Cash Bonus	$94,350	$94,350	$94,350	94,350	0	$94,350	$94,350
Unvested Stock Options	0	204,247	204,247	204,247	0	204,247	204,247
Unvested Restricted Stock	0	752,432	752,432	0	0	1,243,832	1,243,832
LTIP	642,000	1,164,750	1,164,750	1,164,750	0	740,375	740,375
Retiree Medical	0	141,000	141,000	141,000	0	80,000	141,000
SERP	0	0	2,292,000	2,292,000	0	2,292,000	2,292,000
Perquisites	0	0	0	0	0	0	0
TOTALS	$736,350	$2,356,779	$4,648,779	$4,746,347	0	$4,654,804	$4,715,804
P.C. Reyelts	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability

Cash Severance	0	0	0	$531,000	0	0	0
Cash Bonus	$47,259	$47,259	$47,259	47,259	0	$47,259	$47,259
Unvested Stock Options	0	94,498	94,498	94,498	0	94,498	94,498
Unvested Restricted Stock	0	423,489	423,489	0	0	423,489	423,489
LTIP	368,648	662,839	662,839	662,839	0	422,146	422,146
Retiree Medical	0	143,000	143,000	143,000	0	124,000	143,000
Perquisites	0	0	0	0	0	0	0
TOTALS	$415,907	$1,371,085	$1,371,085	$1,478,596	0	$1,111,392	$1,130,392
S.L. Erdahl	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability

Cash Severance	0	0	0	$460,000	0	0	0
Cash Bonus	$38,640	$38,640	$38,640	38,640	0	$38,640	$38,640
Unvested Stock Options	0	30,000	30,000	30,000	0	30,000	30,000
Unvested Restricted Stock	0	418,919	418,919	0	0	418,919	418,919
LTIP	270,844	487,913	487,913	487,913	0	310,613	310,613
Retiree Medical	0	164,000	164,000	164,000	0	85,000	164,000
Perquisites	0	0	0	0	0	0	0
TOTALS	$309,484	$1,139,472	$1,139,472	$1,180,553	0	$883,172	$962,172
G.E. Hendrickson	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability

Cash Severance	0	0	0	$400,000	0	0	0
Cash Bonus	$31,600	$31,600	$31,600	31,600	0	$31,600	$31,600
Unvested Stock Options	0	24,999	24,999	24,999	0	24,999	24,999
Unvested Restricted Stock	0	239,901	239,901	0	0	681,326	681,326
LTIP	192,600	360,900	360,900	360,900	0	227,850	227,850
Retiree Medical	0	0	0	0	0	0	0
Perquisites	0	0	0	0	0	0	0
TOTALS	$224,200	$657,400	$657,400	$817,499	0	$965,775	$965,775
R. Engh	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability

Cash Severance	0	0	0	$421,000	0	0	0
Cash Bonus	$35,364	$35,364	$35,364	35,364	0	$35,364	$35,364
Unvested Stock Options	0	30,000	30,000	30,000	0	30,000	30,000
Unvested Restricted Stock	0	345,946	345,946	0	0	345,946	345,946
LTIP	249,778	449,348	449,348	449,348	0	286,146	286,146
Retiree Medical	0	0	0	0	0	0	0
Perquisites	0	0	0	0	0	0	0
TOTALS	$285,142	$860,658	$860,658	$935,712	0	$697,456	$697,456

Change in Control Arrangements

Valspar has entered into agreements with officers, including the named executives, providing for the continued employment of such executives for a period of up to two years following a change in control of Valspar. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive’s employment prior to the occurrence of a change in control or (ii) a payment event shall have occurred and Valspar shall have satisfied all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive’s employment with Valspar or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by Valspar as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of the named executives, is equal to: (a) the higher of: (i) three times the sum of the executive’s annual base salary in effect prior to the change in control and the target amount payable to the executive under all annual cash incentive bonus plans with a performance period commencing coincident with or most recently prior to the date on which a payment event occurs, assuming continuous employment until the end of the performance period (the “applicable incentive amount”) or (ii) three times the executive’s annual base salary in effect prior to the payment event and the applicable incentive amount; plus (b) the pro rata portion of the applicable incentive amount for the year during which the termination occurs. Valspar will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

Definitions

“Change in Control” means any of the following: (i) any individual, entity or group becomes a “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of at least 20% but less than 50% of the voting stock of the company in a transaction that is not previously approved by the Board of Directors of the Company; (ii) any individual, entity or group becomes a Beneficial Owner, directly or indirectly, of at least 50% of the voting stock of the company; (iii) the persons who were directors of the company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combination, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of the company immediately following such occurrence; (iv) any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the company’s shareholders immediately prior to the combination will not immediately after the combination own at least 50% of the voting securities of the business resulting from the combination; (v) the sale, lease, exchange or other transfer of all or substantially all the assets of the company to any individual, entity or group not affiliated with the company; (vi) the liquidation or dissolution of the company; or (vii) the occurrence of any other event by which the company no longer operates as an independent public company.

“Good Reason” means (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, title and reporting requirement), authority, duties or responsibilities or any other action by the company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the company promptly after receipt of notice thereof given by the Executive; (ii) the company’s requiring the Executive to be based at any office or location which is not within 100 miles from (A) Executive’s place of employment immediately prior to a Change in Control or (B) the company’s headquarters; (iii) any purported termination by the company of the Executive’s employment otherwise than as expressly permitted by this Agreement; (iv) any failure by the company to comply with and satisfy Section 8(e) of this Agreement; (v) a reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; (vi) the failure by the company or a Subsidiary to pay to the Executive any portion of the Executive’s compensation within seven days of the date of such compensation is due; (vii) the failure by the company or a Subsidiary to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or arrangement) has been made with respect to such plan, or the failure by the company or a Subsidiary to continue the Executive’s participation therein (or in such substitute or alternative plan or arrangement) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control; or (viii) the failure by the company or a Subsidiary to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the company’s or a Subsidiary’s retirement, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the company or a Subsidiary which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the company or a Subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the company and its Subsidiary in accordance with the company’s or a Subsidiary’s normal vacation policy in effect at the time of the Change in Control.

“Cause” means (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the company or a Subsidiary, as such duties may be defined from time to time, or abide by the written policies of the company or of the Executive’s primary employer (other than any such failure resulting from the Executive’s termination for Good Reason by the Executive) after a written demand for substantial performance is delivered to the Executive by the Board of Directors which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive’s duties or has not abided by written policies, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the company and its Subsidiaries.

In addition to the change in control agreements, Valspar’s equity and non-equity compensation plans also contain provisions regarding changes in control. Under the equity plan, any unvested stock options and restricted stock vest immediately upon a change in control of Valspar and stock options are exercisable for the remainder of their term. Under the non-equity plan (“LTIP”), outstanding awards with remaining performance periods vest immediately with a cash payment equal to the value calculated to include actual financial results for fiscal years already completed and assuming achievement of target results for each fiscal year remaining in any performance period.

2007 Potential Payments Upon Change In Control

The following table provides information on the potential payments that would have been payable to each of the named executives under existing contracts, agreements, plans or arrangements, for a change in control if the change in control and any other triggering event for the payments had each occurred on October 26, 2007.

	Cash Severance[1]	Stock Options[2]	Restricted Stock[3]	LTIP[4]	Retiree Medical[5]	SERP[6]	Gross-Up Payment[7]	TOTAL

W.L. Mansfield	$5,355,000	$204,247	$1,243,832	$1,273,125	$26,000	$2,292,000	$2,705,619	$13,099,823
P.C. Reyelts	2,708,100	94,498	423,489	722,078	18,000	—	1,285,252	5,251,417
S.L. Erdahl	2,277,000	30,000	418,919	531,900	24,000	—	—	3,281,819
G.E. Hendrickson	1,920,000	24,999	681,326	399,150	31,000	—	1,006,886	4,063,361
R. Engh	2,083,950	30,000	345,946	489,606	32,000	—	959,471	3,940,973

(1)	Cash severance includes three times the base salary and target bonus amounts in effect as of October 26, 2007.
(2)	Represents acceleration of unvested stock options with the value being the difference between the aggregate market price at fiscal year-end of $24.57 and the aggregate exercise price.
(3)	Represents the aggregate fair market value of the restricted stock for which vesting would be accelerated as of the date of the change in control.
(4)	Represents the acceleration of vesting of outstanding awards with remaining performance periods with a cash payment equal to the value calculated to include actual financial results for fiscal years already completed and assuming achievement of target results for each fiscal year remaining in any performance period. Any fiscal years already completed by the date of the change in control are not included.
(5)	Represents 36 months of coverage to the executive, at active employee rates, for health insurance, life insurance, dental insurance and disability insurance benefits, less the value of benefits broadly available to non-executives upon a change in control.
(6)	This amount reflects the present value of accumulated benefits of Mr. Mansfield’s SERP that would be payable in a single lump sum upon a change in control as of October 26, 2007.
(7)	This amount reflects the amount equal to the excise tax and taxes thereon charged, if any, to the named executives as a result of any change in control payments under Section 280G of the Internal Revenue Code.

Director Compensation

Fees Payable in Cash or Stock.        Non-employee directors receive an annual fee of $65,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $80,000. At a director’s option, the annual fee may be paid by Valspar purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by Valspar. No meeting fees are paid to non-employee directors.

Non-employee directors appointed to any subcommittee of the standing committees of the Board of Directors receive an additional cash retainer of $5,000.

As non-executive Chair in fiscal 2007, Mr. McBurney received a cash retainer of $90,000 in addition to the standard annual director fee of $65,000 and stock options with a value equal to $65,000.

Annual Non-Qualified Stock Option Grant.       Each non-employee director is granted non-qualified stock options every year under Valspar’s Stock Option Plan for Non-Employee Directors. For grants in respect of service in fiscal year 2007 and subsequent fiscal years, each non-employee director serving as a member of the Board of Directors on the date of the October Board meeting in any year will be granted on the date of such meeting non-qualified stock options with a value equal to $65,000. For directors elected during the fiscal year (Ms. Haugarth and Mr. Newlin), the value of this grant is prorated for the portion of the fiscal year during which the director served. The valuation of the option is based on the valuation of the options for purposes of Valspar’s audited financial statements for the current fiscal year. The per share option exercise price is equal to 100% of the fair market value of Valspar’s Common Stock on the date of grant as determined by the closing price on the date of grant. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee. The non-employee directors received options on October 17, 2007 to purchase the following numbers of shares at an exercise price of $25.48 per share: Mr. Bode, 8,900 shares; Ms. Boren, 8,900 shares; Mr. Curler, 8,900 shares; Mr. Gaillard, 8,900 shares; Ms. Haugarth, 3,000 shares; Dr. Jemison, 8,900 shares; Mr. McBurney, 8,900 shares; Mr. Newlin, 3,000 shares; Mr. Palen, 8,900 shares; and Dr. White, 8,900 shares.

New Director Non-Qualified Stock Option Grant.       New directors of Valspar receive non-qualified stock options, intended to attract new directors of high caliber and qualifications and recognize their immediate contributions to Valspar. In fiscal 2007, non-qualified stock option grants were given to Ms. Haugarth and Mr. Newlin, who joined the Board in June 2007. Each of the directors received a non-qualified stock option for 8,650 shares with an exercise price of $28.15 under Valspar’s 1991 Stock Option Plan on June 20, 2007. The value of the option was equal to $65,000, equal to one year’s retainer for directors, and was based on the valuation of the options for purposes of Valspar’s audited financial statements for the current fiscal year. The per share exercise price was equal to 100% of the fair market value of Valspar’s Common Stock on the date of grant as determined by the closing price on the date of grant. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee.

Board Retirement.       Option grants in October 2007, and subsequent grants, will be exercisable for their full remaining term following a non-employee director’s retirement. Options granted prior to October 2007 are exercisable for a period of three years after the date the non-employee director retires, not to exceed the grant’s original expiration date.

Reimbursement of Out-of-Pocket Expenses.       Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from meetings of the Board of Directors or its committees and for related activities, including director education courses.

2007 DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors during fiscal 2007.

Name	Fees Earned or Paid in Cash or Stock ($)[1]	Option Awards ($)[2]	Total $

J.S. Bode — Audit Chair	$80,000	$65,000	$145,000
S.S. Boren	70,000	65,000	135,000
J.H. Curler	65,000	65,000	130,000
C.W. Gaillard	65,000	65,000	130,000
J.S. Haugarth	35,208	86,667	121,875
M.C. Jemison	65,000	65,000	130,000
T.R. McBurney — Governance Chair	160,000	65,000	225,000
S.D. Newlin	35,208	86,667	121,875
G.R. Palen — Compensation Chair	85,000	65,000	150,000
R.L. White	65,000	65,000	130,000

(1)	Annual retainer of $65,000 taken in cash and/or stock purchased on the open market, with commissions paid by Valspar. Chairs of the Audit and Compensation Committees receive an annual fee of $80,000. For his services as non-executive Chairman in fiscal 2007, Mr. McBurney received a cash retainer of $90,000, in addition to the annual director retainer of $65,000. Directors appointed to a subcommittee of the standing committees receive an additional cash retainer of $5,000.
Directors may elect to receive all or a portion of their annual director retainers in Valspar common stock or cash. For those directors who elected to receive common stock, the number of shares purchased on the open market on

June 11, 2007 at $28.09 per share were: Mr. Curler – 2,326 shares; Mr. Gaillard – 2,326 shares; Mr. Palen – 2,863 shares; Dr. White – 2,326 shares; Mr. Bode – 1,718 shares and $32,000 in cash. Ms. Haugarth and Mr. Newlin elected to receive their prorated 2007 retainer in stock. The number of shares purchased on the open market on December 4, 2007 at $22.37 per share was 1,574 shares each for Ms. Haugarth and Mr. Newlin.
(2)	The dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for fair value of stock options granted. The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R. The fair value of options granted to each director in fiscal 2007 on the date of grant was $65,000 for each of the directors, except that such fair value was $86,667 for each of Ms. Haugarth and Mr. Newlin which consisted of the $65,000 grant upon joining the Board in June 2007 and $21,667 prorated grant in October. Outstanding option awards at fiscal year end: Mr. Bode – 32,950 shares; Ms. Boren – 74,550 shares; Mr. Curler – 74,450 shares; Mr. Gaillard – 67,350 shares; Ms. Haugarth – 13,700 shares; Dr. Jemison – 53,450 shares; Mr. McBurney – 81,750 shares; Mr. Newlin – 13,700 shares; Mr. Palen – 71,950 shares; Dr. White – 64,850 shares.

PROPOSAL NUMBER TWO

Appointment of Auditors

The Board of Directors has appointed Ernst & Young LLP to examine the Corporation’s consolidated financial statements for the fiscal year ending October 31, 2008. Ernst & Young LLP acted as the Corporation’s auditors for the fiscal year ended October 26, 2007. A representative of Ernst & Young LLP is expected to be present at the 2008 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Auditor Fee Information

Audit Fees
Fees for audit services totaled $2,790,544 in 2007 and $2,326,602 in 2006, which includes fees associated with the annual financial statement audit, audit of internal controls over financial reporting, the reviews of the Corporation’s quarterly reports on Form 10-Q, and registration statements filed with the SEC.

Audit-Related Fees
Fees for audit-related services totaled $23,176 in 2007 and $36,617 in 2006. Audit-related services principally include accounting and reporting assistance, as well as other audits required by contract or regulation.

Tax Fees
Fees for tax services, including tax compliance, tax advice and tax planning totaled $175,496 in 2007 and $384,383 in 2006.

All Other Fees
The Corporation did not incur fees except as indicated in the above categories.

Pre-Approval of Services by Independent Auditors

As permitted under applicable law, the Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by the Independent Auditors. As provided in the Charter of the Audit Committee, and in order to maintain control and oversight over the services provided by the Independent Auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the Independent Auditors and not to engage the Independent Auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to the Audit Committee Chair, but any decision by the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record on December 31, 2007 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 100,159,567 shares of Common Stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

C. Angus Wurtele 80 South 8th Street Minneapolis, MN 55402	6,055,114[1]	6.0%

Earnest Partners, LLC 1180 Peachtree Street, #2300 Atlanta, GA 30309	5,624,435[2]	5.6%

(1)	Shares reported on Schedule 13G as of December 31, 2006. Includes 38,400 shares owned by Mr. Wurtele’s wife.
(2)	Shares reported on Schedule 13G as of November 30, 2007. Earnest Partners, LLC, an investment adviser, reports sole voting power over 2,151,425 shares, shared voting power over 1,829,510 shares and sole dispositive power over 5,624,435 shares.

Share Ownership of Management

The following table lists, as of December 31, 2007, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of Common Stock.

Name	Shares[1]

John S. Bode	36,490	[2]
Susan S. Boren	108,293	[2,7]
Jeffrey H. Curler	101,828	[2]
Rolf Engh	536,608	[3,7]
Steven L. Erdahl	529,852	[3,4,7]
Charles W. Gaillard	87,390	[2]
Janel S. Haugarth	13,224	[2]
Gary E. Hendrickson	240,308	[3]
Mae C. Jemison	54,819	[2]
William L. Mansfield	585,495	[3]
Thomas R. McBurney	103,495	[2]
Stephen D. Newlin	15,224	[2]
Gregory R. Palen	115,865	[2,5]
Paul C. Reyelts	1,300,136	[3,6,7,8]
Richard L. White	81,868	[2]

All directors and executive officers as a group	4,264,032	[2,3,7,8]

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.
(2)	Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s Stock Option Plan for Non-Employee Directors, as follows: Mr. Bode, 32,550 shares; Ms. Boren, 74,150 shares; Mr. Curler, 74,050 shares; Mr. Gaillard, 66,950 shares; Ms. Haugarth, 11,650 shares; Dr. Jemison, 53,050 shares; Mr. McBurney, 81,350 shares; Mr. Newlin, 11,650 shares; Mr. Palen, 71,550 shares; and Dr. White, 64,450 shares.
(3)	Includes shares indirectly owned as of October 31, 2007 through the Valspar 401(k) Employee Stock Ownership Trust and the Valspar Profit Sharing Retirement Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Mansfield – 1,324 and 0; Mr. Reyelts – 83,136 and 27,923; Mr. Erdahl – 1,923 and 0; Mr. Hendrickson – 297 and 0; Mr. Engh – 15,496 and 0; and executive officers as a group, 111,665 and 28,380. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s stock option plans, as follows: Mr. Mansfield, 509,001 shares; Mr. Reyelts, 569,494 shares; Mr. Erdahl, 448,773 shares; Mr. Hendrickson, 189,199 shares; Mr. Engh, 389,118 shares; and executive officers as a group, 2,371,960 shares.
(4)	Includes 18 shares owned by Mr. Erdahl’s wife.
(5)	Includes 240 shares owned by Mr. Palen’s wife.
(6)	Includes 60,160 shares owned by Mr. Reyelts’ wife and 1,000 shares for which Mr. Reyelts’ wife is custodian for their minor children.
(7)	Include shares which are pledged as security, as follows: Ms. Boren – 43,622 shares; Mr. Engh – 117,914 shares; Mr. Erdahl – 62,088 shares; and Mr. Reyelts – 455,208 shares.

(8)	Percentages of the outstanding shares of Common Stock beneficially owned by these persons are as follows: Mr. Reyelts, 1.3%; all directors and executive officers as a group, 4.3%.

ADDITIONAL INFORMATION

Other Business

Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2009 Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2009 annual meeting, the proposal must be received by the Corporation at its principal executive offices on or before September 22, 2008, and the stockholder must follow the procedures under Rule 14a-8 under the Securities Exchange Act of 1934. Also, if a stockholder plans to propose an item of business to be considered at the 2009 annual meeting, that stockholder must give notice of the proposal to our Corporate Secretary on or before December 4, 2008. Otherwise, the proposal will be considered untimely under the rules of the Securities and Exchange Commission, and the persons named in proxies solicited by the Board of Directors will be able to use their discretionary voting power to vote against any such proposal.

Ability of Stockholders and Other Interested Parties to Communicate with the Corporation’s Board of Directors

The Corporation’s Board of Directors has established several means for stockholders and other interested parties to communicate with the Corporation’s Board of Directors. Concerns regarding the Corporation’s financial statements, accounting practices or internal controls should be submitted in writing to the Chairman of the Audit Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If the concern relates to the Corporation’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If a stockholder or other interested parties are unsure as to which category the concern relates, the concern may be communicated to any one of the independent directors in care of the Corporation’s Secretary at the Corporation’s headquarters address. All communications will be sent to the applicable director(s).

The Corporation schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors Meeting and expects its directors to attend the Corporation’s Annual Meeting of Stockholders. Nine directors (out of ten) attended last year’s Annual Meeting of Stockholders.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 18, 2008

PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
OR
VOTE VIA THE INTERNET OR TELEPHONE

The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2.

Please mark your votes as indicated in this example	☒

(1)	To elect three directors (Class I) for a term of three years:

FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD Authority to vote for all nominees listed ☐

01 Janel S. Haugarth, 02 William L. Mansfield, 03 Richard L. White

(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below.)

(2)	To approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

Signature_____________________________________________Signature______________________________________________Date______________________
NOTE: Please sign your name exactly as it is shown above. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such. EACH joint owner is required to sign. Please return this proxy promptly in the enclosed postage paid envelope OR vote via the Internet or telephone.

^   FOLD AND DETACH HERE   ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on February 26, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/val Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the Internet at http://mellon.mobular.net/mellon/val

THE VALSPAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints SUSAN S. BOREN and WILLIAM L. MANSFIELD, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 27, 2008, at 11:00 A.M., at the Guthrie Theater, 818 South 2nd Street, Minneapolis, Minnesota 55415, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

(continued on the other side)

^   FOLD AND DETACH HERE   ^

LOCATION OF
THE VALSPAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

Wednesday, February 27, 2008
11:00 A.M.

MEETING ADDRESS:	GUTHRIE THEATER 818 SOUTH 2nd STREET MINNEAPOLIS, MINNESOTA 55415

PARKING RAMP:	RIVERFRONT RAMP 212 9th AVENUE SOUTH MINNEAPOLIS, MINNESOTA 55415

(ACROSS THE STREET FROM THE GUTHRIE THEATER ON SOUTH 2nd STREET)